Exhibit 99(a)

 American Greetings Announces Earnings Per Share for Fiscal 2004 in Line with
                                 Projections

     * Cash flow from operating and investing activities of $259 million substantially exceeds estimate

     * Corporation announces intent to make tender offer for 11.75 percent notes

     * Including tender, debt reduction over 13 months expected to total nearly $400 million

    CLEVELAND, March 31 /PRNewswire-FirstCall/ -- American Greetings Corporation (NYSE: AM) today announced results in line with its December estimate for the fiscal year ended Feb. 29, 2004. The Corporation also announced its intent to make a tender offer for its 11.75 percent senior subordinated notes due 2008.
    American Greetings reported net income of $48.3 million, or 62 cents per share, on net sales of $535.0 million, for the fiscal 2004 fourth quarter ended Feb. 29, 2004 (all per-share amounts assume dilution). These results compare to net income of $45.4 million, or 60 cents per share, on net sales of $525.9 million in the fourth quarter last year.
    For the full year, the Corporation reported net income of $104.7 million, or $1.40 per share, on net sales of $2.0 billion. Included in the 2004 year-to-date results are $18.4 million in pretax costs ($10.4 after taxes) incurred in the first and third quarters for debt repurchases totaling $181.6 million. Excluding these costs, American Greetings realized earnings per share of $1.53 on net income of $112.2 million for the full year. The Corporation believes its results excluding these costs are useful for the purpose of providing a comparable analysis to the prior year. Last year, the Corporation reported net income of $121.1 million, or $1.63 per share, on net sales of $2.0 billion for the same period. Last year's results included a $12.0 million pretax gain from the sale of an equity investment.

    Tender offer
    American Greetings announced its intent to make a cash tender offer for all of its $196.4 million outstanding 11.75 percent senior subordinated notes due July 2008. The Corporation is undertaking this initiative in an effort to reduce its future interest expense and to increase its financial flexibility.
    The offer is subject to an amendment of the credit agreement for the Corporation's revolving credit facility. American Greetings anticipates receiving this amendment by the expiration date of the tender offer. The expected commencement date of this offer is April 14, 2004, and the expected expiration date is May 12, 2004. This press release constitutes neither an offer to purchase nor a solicitation of an offer to sell the notes. Additional details related to the intended tender offer are available in the Corporation's Form 8-K furnished on March 31, 2004.

    Management comments and fiscal year 2005 outlook
    Chief Executive Officer Zev Weiss said fiscal 2004 was a year in which American Greetings made substantial progress toward its long-term goals. "We are pleased that we achieved our revised earnings per share estimate and generated cash flow from operating and investing activities of $259 million," Weiss said. "Our exceptional cash flow enabled us to pay down $182 million of debt during fiscal 2004 and has left us with sufficient cash to eliminate our high-yield debt in the first quarter. With our tender offer, we expect to have reduced debt nearly $400 million within a 13-month period, which will result in long-term benefits in the form of interest expense savings."
    Weiss said the Company's focus on executing its strategic initiatives will remain its top priority. "While we have made meaningful improvements in our business over the past year, we will continue to focus on driving costs out of our supply chain in fiscal 2005," Weiss said. "We will also refine our longer-term strategy for growing our top line and will begin to implement some of our initial growth programs during the year."
    American Greetings anticipates its earnings per share for the first quarter of fiscal year 2005 will be between 29 and 34 cents. For the full year, the Corporation projects its earnings per share to be between $1.63 and $1.68. The Corporation has not included an estimate for the costs associated with its bond tender offer in its first-quarter or full-year projections. The Corporation also projects cash flow from operating and investing activities of approximately $200 million in fiscal year 2005.

    Planned stock sale by Chairman
    American Greetings announced that Morry Weiss, chairman of the board, has advised the Corporation that he may sell up to 800,000 shares of American Greetings class A and B stock, including shares subject to options, some of which the Corporation may buy back and place into treasury stock. Weiss, age 63, is considering these sales as part of a multiyear estate planning strategy. As reported in the Corporation's proxy, Weiss held 1.8 million shares and options in June of 2003. Weiss has also advised the Company that he may enter into a 10b5-1 plan to assist in the execution of this estate-planning strategy.

    Conference call on the Web
    American Greetings will broadcast its conference call live on the Internet at 9:30 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://corporate.americangreetings.com . A replay of the call will be available on the site.

    About American Greetings Corporation
    American Greetings Corporation (NYSE: AM) is one of the world's largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, reading glasses, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com .

    The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to: retail bankruptcies and consolidations, successful integration of acquisitions, successful transition of management, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales, competitive terms of sale offered to customers, successfully implementing supply chain improvements and achieving projected cost savings from those improvements, and the Corporation's ability to comply with its debt covenants. Risks pertaining specifically to the Corporation's interactive business segment include the viability of online advertising and subscriptions as revenue generators and the public's acceptance of online greetings and other social expression products.
    In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Corporation's periodic filings with the Securities and Exchange Commission.


                        AMERICAN GREETINGS CORPORATION
               FOURTH QUARTER REPORT OF CONSOLIDATED OPERATIONS
         (In thousands of dollars except share and per share amounts)

                                     (Unaudited)
                                  Three Months Ended     Twelve Months Ended
                                 Feb. 29,    Feb. 28,    Feb. 29,    Feb. 28,
                                   2004        2003        2004        2003

    Net sales                    $535,045    $525,906  $2,008,943  $1,995,860

    Costs and expenses:
       Material, labor and other
        production costs          254,870     216,386     937,619     881,771
       Selling, distribution
        and marketing             174,982     162,914     649,679     620,885
       Administrative and
        general                    45,870      59,352     225,400     240,129
       Interest expense            14,904      19,731      85,828      79,095
       Other (income) - net       (34,371)     (7,763)    (60,334)    (26,858)
                                  456,255     450,620   1,838,192   1,795,022

    Income before income
     tax expense                   78,790      75,286     170,751     200,838
    Income tax expense             30,492      29,888      66,081      79,732

    Net income                    $48,298     $45,398    $104,670    $121,106

    Earnings per share              $0.72       $0.70       $1.57       $1.85

    Earnings per share -
     assuming dilution              $0.62       $0.60       $1.40       $1.63

    Average number of common
     shares outstanding        67,107,847  65,882,451  66,509,332  65,636,621

    Average number of common
     shares outstanding -
     assuming dilution         80,884,171  79,268,277  80,088,377  78,980,830


                          AMERICAN GREETINGS CORPORATION
                         STATEMENT OF FINANCIAL POSITION
                            (In thousands of dollars)

                                                February 29,      February 28,
                                                   2004               2003

    ASSETS
    CURRENT ASSETS
       Cash and cash equivalents                  $285,450           $208,463
       Trade accounts receivable, less allowances
        for sales returns of $85,638
        ($86,318 in 2003) and for doubtful
        accounts of $18,183 ($35,595 in 2003)      250,554            309,967
       Inventories                                 246,171            278,807
       Deferred and refundable income taxes        158,689            202,485
       Prepaid expenses and other                  236,104            234,766
         Total current assets                    1,176,968          1,234,488

    GOODWILL                                       228,955            209,664
    OTHER ASSETS                                   708,957            748,540
    PROPERTY, PLANT AND EQUIPMENT - NET            369,133            391,428
                                                $2,484,013         $2,584,120

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
       Debt due within one year                  $     -             $133,180
       Accounts payable                            129,362            167,195
       Accrued liabilities                         129,785            146,050
       Accrued compensation and benefits            70,896             82,782
       Income taxes                                 14,513             57,813
       Other current liabilities                    78,407            112,377
         Total current liabilities                 422,963            699,397

    LONG-TERM DEBT                                 665,874            726,531
    OTHER LIABILITIES                               96,325             66,379
    DEFERRED INCOME TAXES                           31,311             14,349

    SHAREHOLDERS' EQUITY
    Common shares - Class A                         62,880             61,299
    Common shares - Class B                          4,588              4,600
    Capital in excess of par value                 331,765            310,872
    Treasury stock                                (438,612)          (438,704)
    Accumulated other comprehensive income (loss)   20,638            (42,494)
    Retained earnings                            1,286,281          1,181,891
    Total shareholders' equity                   1,267,540          1,077,464
                                                $2,484,013         $2,584,120


                        AMERICAN GREETINGS CORPORATION
                           STATEMENT OF CASH FLOWS
                          (In thousands of dollars)

                                                     Twelve Months Ended
                                                February 29,      February 28,
                                                    2004              2003

    OPERATING ACTIVITIES:
      Net income                                  $104,670          $121,106
      Adjustments to reconcile net income
       to net cash provided by operating activities:
        Restructure charges                         (2,676)          (15,603)
        Gain on sale of marketable security            -             (12,027)
        Loss on sale of fixed assets                 4,943               776
        Loss on extinguishment of debt              18,389               -
        Depreciation and amortization               64,069            64,810
        Deferred income taxes                       57,159           (24,519)
        Changes in operating assets and liabilities:
          Decrease (increase) in trade
           accounts receivable                      69,329           (15,636)
          Decrease in inventories                   42,536            18,260
          Decrease in other current assets          10,387             5,933
          Decrease in deferred costs - net          34,356            39,741
          Decrease in accounts payable
           and other liabilities                  (107,174)         (106,133)
        Other - net                                 (4,109)              330
        Cash Provided by Operating
         Activities                                291,879            77,038

    INVESTING ACTIVITIES:
      Property, plant & equipment additions        (35,826)          (31,299)
      Proceeds from sale of fixed assets               198             1,613
      Investment in corporate owned life insurance   7,808            10,017
      Other - net                                   (5,274)           32,940
          Cash (Used) Provided by
           Investing Activities                    (33,094)           13,271

    FINANCING ACTIVITIES:
      Reduction of long-term debt                  (80,954)         (124,833)
      (Decrease) increase in short-term debt      (128,693)          116,747
      Sale of stock under benefit plans             18,466            21,487
      Purchase of treasury shares                     (828)              (83)
        Cash (Used) Provided by Financing
         Activities                               (192,009)           13,318

    EFFECT OF EXCHANGE RATE CHANGES ON CASH         10,211             3,857

    INCREASE IN CASH AND CASH EQUIVALENTS           76,987           107,484

        Cash and Cash Equivalents at
         Beginning of Year                         208,463           100,979
        Cash and Cash Equivalents at End
         of Period                                $285,450          $208,463

SOURCE  American Greetings Corporation
    -0-                             03/31/2004
    /CONTACT: David D. Poplar, Investor Relations Manager of American Greetings Corporation, +1-216-252-4864, or david.poplar@amgreetings.com/
    /Company News On-Call: http://www.prnewswire.com/comp/044150.html/ /Web site: http://corporate.americangreetings.com/
    (AM)

CO:  American Greetings Corporation
ST:  Ohio
IN:  HOU REA
SU:  ERN CCA MAV ERP